EXHIBIT 23

           Consent of Hein + Associates LLP, Independent Auditors

 We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-73391) pertaining to the First Cash Financial Services, Inc. 1990 Stock Option Plan and the First Cash Financial Services, Inc. Stock Option Plan and the Registration Statement (Form S-3 No. 333-71077) of our report dated April 25, 2003, with respect to the financial statements and schedule of the First Cash 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

 /s/ Hein + Associates LLP

 Dallas, Texas
 June 27, 2003